Exhibit 99.2

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

June 2, 2010

To:  Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees

Independent Bank Corporation, a Michigan corporation ("IBC," "we," or "our"), has made an offer to issue up to 180,200,000 newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II (Nasdaq: IBCPO) and certain other of our trust subsidiaries (the "Exchange Offer"), subject to the terms and conditions set forth in the prospectus issued in connection with the Exchange Offer and the related letter of transmittal.

The expiration date of the Exchange Offer was recently extended to 11:59 p.m., Eastern time, on Tuesday, June 22, 2010.

For each IBCPO trust preferred security (liquidation amount of $25.00), we are offering $22.65 in value of our common stock.  The number of shares of common stock to be issued in exchange for each IBCPO trust preferred security properly tendered and not withdrawn will be equal to $22.65, divided by an average of our stock price at the time the offer expires, as described in detail in the prospectus.  During the month of May, the price per share of IBCPO ranged from $16.40 to $18.90.

We initiated the Exchange Offer as part of our overall Capital Plan adopted in January 2010, which was developed to increase our capital and meet certain minimum capital ratios that we established.  In order to preserve capital prior to the adoption of the Capital Plan, we suspended all quarterly payments on the trust preferred securities in the fourth quarter of 2009.  We continue to exercise our right to defer these quarterly payments and do not anticipate resuming such payments at any time in the near future.

While we have made progress on a number of initiatives to advance the Capital Plan, we believe a high level of participation in the Exchange Offer is critical to our ability to successfully implement our Capital Plan.  To participate,  IBCPO trust preferred securities must be tendered before the June 22, 2010 expiration date.  We request that you contact your clients for whom you hold IBCPO trust preferred securities regarding the Exchange Offer.  If you have any questions regarding the Exchange Offer, please feel free to contact any of the following:

Company	Dealer-Manager	Information Agent
Independent Bank Corporation Robert N. Shuster, Executive VP & CFO (616) 522-1765	Stifel, Nicolaus & Company, Inc. Patrick Koster, Managing Director (314) 342-4054	D.F. King & Co., Inc. (212) 269-5550 (Collect) (800) 431-9643 (Toll Free)

We urge you to carefully read the entire prospectus mailed in connection with the Exchange Offer because it contains important information.  You may also obtain this information, free of charge, at the Securities and Exchange Commission's website (www.sec.gov) and at our website (www.IndependentBank.com).

Participation by holders of IBCPO trust preferred securities is important to Independent Bank Corporation, regardless of the number of trust preferred securities held by your clients.  We appreciate your continued support of Independent Bank Corporation.

Sincerely,

/s/ Michael M. Magee, Jr.

MICHAEL M. MAGEE, JR.

President and CEO